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                                   EXHIBIT 21

     The following subsidiaries of Premier Bancshares, Inc. are all organized and existing under the laws of the state of Georgia:


                              First Alliance Bank

                              Premier Bank F.S.B.

                          Premier Lending Corporation

                          Alliance Finance Corporation